Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2024 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

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VK2735 to Advance to Phase 3 for Obesity; End-of-Phase 2 Meeting Planned for 2H24

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Oral VK2735 Phase 2 Study in Obesity Expected to Begin 4Q24

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Positive Biopsy Results From VK2809 Reported in June; End-of-Phase 2 Meeting in NASH/MASH Planned for 4Q24

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Enrollment Completed in Phase 1b Study of VK0214 for X-ALD; Data Expected 2H24

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In Vivo Data From Novel Amylin Agonist Program Reported at ADA in June; IND in Obesity Planned for 2025

SAN DIEGO, July 24, 2024 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the second quarter and six months ended June 30, 2024, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended June 30, 2024, and Other Recent Events:

“The first half of 2024 was marked by strong momentum in the company’s pipeline programs, as we reported successful outcomes from three different clinical trials, and began preparing for next steps with each program,” stated Brian Lian, Ph.D., chief executive officer of Viking. “The Phase 2 VENTURE study of VK2735 in obesity demonstrated up to an approximately 15% reduction in body weight from baseline following 13 weeks of dosing, as well as promising safety and tolerability. Following receipt of written feedback from an FDA Type C meeting, we are advancing this compound into Phase 3 development. We are currently preparing for an end of Phase 2 meeting with the agency, which we expect to occur later this year. Separately, the Phase 1 study of the oral tablet formulation of VK2735 demonstrated encouraging safety and tolerability, and positive signs of clinical activity, with subjects reporting mean weight loss of up to 5.3% from baseline following 28 days of daily oral dosing. Dose escalation continues, and we expect to initiate a Phase 2 trial for this program later this year.

“We also recently reported best-in-class histology data from the Phase 2b VOYAGE study of our thyroid hormone beta receptor agonist VK2809 in biopsy-confirmed NASH and fibrosis, and plan to schedule an end of Phase 2 meeting with the FDA later this year. With our earlier-stage programs, we are happy to report that the Phase 1b study of our second thyroid hormone beta receptor agonist VK0214, for X-linked adrenoleukodystrophy, is fully enrolled and we expect to report the results from this trial later this year. Finally, at the ADA conference in June, we reported promising in vivo data from a novel series of internally developed amylin agonists and expect to file an IND for this program in 2025. To support Viking’s maturing pipeline, the company ended the quarter with a strong balance sheet of $942 million, providing the runway to execute key milestones for each of our pipeline programs.”

Pipeline and Recent Corporate Highlights

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Reported Positive Clinical Results from Phase 2 VENTURE Study of Subcutaneous VK2735 for Obesity in 1H24; To Advance into Phase 3 Development. VK2735 is a wholly owned dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of obesity and other metabolic disorders.

During the first quarter of 2024, Viking announced positive top-line results from a Phase 2 study called VENTURE. This study was a randomized, double-blind, placebo-controlled multicenter study designed to evaluate the safety, tolerability, pharmacokinetics, and weight loss efficacy of VK2735, administered subcutaneously, once weekly, for 13 weeks. The trial was designed to enroll adults who are obese (BMI ≥30 kg/m2) or adults who are overweight (BMI ≥27 kg/m2) with at least one weight-related comorbid condition. The VENTURE trial successfully achieved its primary endpoint and all secondary endpoints, with patients receiving VK2735 demonstrating statistically significant reductions in body weight compared with placebo. Additionally, the study showed VK2735 to be safe and well tolerated, with the majority of treatment emergent adverse events (TEAEs) being categorized as mild or moderate.

With respect to the primary endpoint, patients receiving VK2735 demonstrated statistically significant reductions in mean body weight from baseline, ranging up to 14.7%, as well as statistically significant reductions in mean body weight relative to placebo, ranging up to 13.1%. Statistically significant differences compared to placebo were observed for all doses starting at Week 1 and were maintained throughout the course of the study. Weight loss in all treated cohorts appeared to be progressive through 13 weeks and did not show evidence of plateauing. The company believes further weight loss could be achieved through extended dosing beyond the 13-week treatment period of this study.

VK2735 also demonstrated encouraging safety and tolerability in the VENTURE study, with the majority of observed adverse events (AEs) being reported as mild or moderate. Treatment and study discontinuation rates among VK2735 cohorts were well-balanced compared with placebo. Of gastrointestinal (GI) related AEs, 95% were reported as mild or moderate. Across all cohorts in the VENTURE study, GI-related AEs were most prevalent during the first week of the study, with observed rates generally declining through the remainder of the study.

During the second quarter, Viking received written responses to a U.S. Food and Drug Administration (FDA) Type C meeting packet, submitted to the agency earlier in the quarter. Based on agency feedback, the company plans to advance VK2735 into a Phase 3 program for obesity. Viking expects to schedule an end-of-Phase 2 meeting with the FDA later this year. Details on Phase 3 trial design and timing will be disclosed following the end-of-Phase 2 meeting.

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Reported Positive Clinical Results from Phase 1 Study Evaluating Oral VK2735 for Obesity in 1H24; Expect to Initiate Oral Phase 2 Trial in 4Q24. In parallel with the development of a sub-cutaneous formulation of VK2735, Viking is also developing an oral tablet formulation of this compound. The company believes a tablet formulation could represent an attractive treatment option for patients who are hesitant to initiate injection-based therapy, or for those seeking to maintain the weight loss they have already achieved. A key advantage in this regard is the potential to transition patients from the subcutaneous formulation to an oral formulation which utilizes the same molecule. Viking believes this may reduce the risk of unexpected safety or tolerability challenges, and could be an attractive option for both patients and clinicians.

During the first quarter, Viking reported the initial data from a randomized, double-blind, placebo-controlled Phase 1 trial in healthy adults with a minimum BMI of 30 kg/m2, evaluating once-daily oral doses ranging from 2.5 mg to 40 mg. The primary objective of the study was to evaluate the safety and tolerability of VK2735 administered as an oral tablet once daily for 28 days. The secondary objective was to evaluate the pharmacokinetics of orally administered VK2735 in healthy subjects. Exploratory pharmacodynamic measures included assessments of changes in body weight and other metrics.

With respect to safety and tolerability, oral VK2735 was shown to be safe and well tolerated following once daily dosing for up to 28 days, at dose levels up to 40 mg. Among subjects receiving oral VK2735, all TEAEs were reported as mild or moderate in severity, with the majority, 76%, reported as mild. Similarly, all GI-related AEs in this study were reported as mild or moderate, with the majority, 79%, reported as mild. Mild nausea was reported in 14% of subjects receiving VK2735. No vomiting was reported among subjects receiving VK2735. Diarrhea was reported in 3% of VK2735 treated subjects, compared with 20% of subjects receiving placebo. Overall, no clinically meaningful differences were reported for GI AEs among subjects treated with VK2735 compared with placebo.

An exploratory assessment of change in body weight showed that subjects receiving oral VK2735 demonstrated dose dependent reductions in body weight, ranging up to 5.3% from baseline. Placebo-adjusted reductions in body weight reached up to 3.3% from baseline. Body weight reductions compared with baseline and placebo were statistically significant at the highest dose evaluated. Weight loss in the 28-day window of this study was progressive at the 20 mg and 40 mg dose levels, with no plateau observed.

Given the promising weight loss signal demonstrated after 28 days of once daily, along with the excellent tolerability profile observed thus far, further dose-escalation has been evaluated at daily doses of up to 80 mg; dosing at 100 mg is ongoing. Results from these cohorts will be reported later this year. Viking believes that further benefits from oral dosing of VK2735 might be anticipated from longer dosing periods. To this end, the company plans to initiate a 13 week Phase 2 trial in patients with obesity in the fourth quarter of this year.

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Reported Positive 52-Week Histologic Data from Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH and Fibrosis in 2Q24; Primary and Secondary Endpoints Successfully Achieved for Both NASH and Fibrosis with Excellent Safety and Tolerability. VK2809 is an orally available, small molecule agonist of the thyroid hormone receptor that is selective for liver tissue, as well as the beta isoform of the receptor.

In the first quarter, Viking announced completion of the Phase 2b VOYAGE study evaluating VK2809 in patients with biopsy-confirmed NASH and fibrosis. This study was a randomized, double-blind, placebo-controlled, multicenter, international trial designed to assess the efficacy, safety and tolerability of VK2809 following 52 weeks of dosing in patients with biopsy-confirmed NASH and fibrosis. Enrollment included patients with at least 8% liver fat content as measured by magnetic resonance imaging, proton density fat fraction, as well as F2 and F3 fibrosis. The primary endpoint of the study evaluated the change in liver fat from baseline to Week 12 in patients treated with VK2809 compared to patients receiving placebo. Secondary and exploratory endpoints assessed histologic changes, such as NASH resolution and fibrosis improvement, following 52 weeks of treatment.

In 2023, the company reported that VOYAGE had successfully achieved its primary endpoint, with patients receiving VK2809 demonstrating statistically significant reductions in liver fat content from baseline to Week 12 as compared with placebo. The median relative change from baseline in liver fat among patients treated with VK2809 ranged from 38% to 55% after 12 weeks. In addition, up to 85% of patients receiving VK2809 experienced at least a 30% relative reduction in liver fat.

In the second quarter of 2024, Viking announced additional results from the VOYAGE study, demonstrating the successful achievement of the trial’s secondary endpoints evaluating histologic changes assessed by hepatic biopsy after 52 weeks of treatment. On the secondary endpoint of NASH resolution without worsening of fibrosis, VK2809-treated patients demonstrated NASH resolution rates ranging from 63% to 75%, compared with 29% for placebo. On the secondary endpoint evaluating the proportion of patients demonstrating at least a one stage improvement in fibrosis with no worsening of NASH, the proportion of VK2809-treated patients demonstrating improvements in fibrosis ranged from 44% to 57%, compared with 34% for placebo. On the secondary endpoint evaluating the proportion of patients experiencing both the resolution of NASH and at least a one-stage improvement in fibrosis, the proportion of VK2809-treated patients achieving both measures ranged from 40% to 50%, compared with 20% for placebo.

Consistent with prior studies, patients receiving VK2809 in VOYAGE demonstrated statistically significant improvements in plasma lipids. Placebo-adjusted reductions in LDL-C ranged from 20% to 25%, and reductions in triglycerides and atherogenic proteins such as apolipoprotein B, lipoprotein (a), and apolipoprotein C-III, were significantly improved relative to placebo. These lipids have been correlated with cardiovascular risk, suggesting that that treatment with VK2809 may offer a long-term cardio-protective benefit.

VK2809 also demonstrated an encouraging safety and tolerability profile through 52 weeks of treatment, with minimal differences compared with the previously reported results from 12 weeks. The majority, 94%, of treatment related adverse events among patients receiving VK2809 were reported as mild or moderate. Discontinuations due to adverse events were low and balanced across placebo and treatment arms. VK2809 demonstrated excellent gastrointestinal tolerability through 52 weeks of treatment, with similar rates of nausea, diarrhea, stool frequency, and vomiting among VK2809-treated patients as compared to placebo.

The company believes the Phase 2b VOYAGE data demonstrate VK2809’s best-in-class efficacy on both NASH resolution and fibrosis improvement, along with the potential for cardiovascular benefit through improvement in plasma lipids. Viking plans to schedule an end of Phase 2 meeting with the FDA in the fourth quarter of 2024.

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Enrollment Complete for Phase 1b Study of VK0214 in X-ALD: Results Expected 2H24. VK0214 is a novel, orally available thyroid hormone receptor beta agonist that is being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurogenerative disease for which there are currently no pharmacologic treatment options.

The Phase 1b study of VK0214 is enrolling patients with the adrenomyeloneuropathy, or AMN, form of X-ALD, which is the most common form of the disorder. This trial is a randomized, double-blind, placebo-controlled multi-center study in adult male patients with AMN. The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered orally, once daily for 28 days. The study also includes an evaluation of the pharmacokinetics of VK0214 in AMN patients, as well as an exploratory assessment of changes in plasma levels of very long chain fatty acids.

Enrollment in the Phase 1b study of VK0214 in adrenomyeloneuropathy was recently completed and the company expects to announce results in the second half of 2024.

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Presented Positive Preclinical Data from New, Internally Developed Dual Amylin and Calcitonin Receptor Agonist (DACRA) Program at 84th Scientific Sessions of the American Diabetes Association; Viking DACRAs Demonstrated Significant Weight Loss in Animal Models. During the second quarter, Viking presented preclinical data at the American Diabetes Association’s (ADA’s) scientific sessions from an internally developed dual amylin and calcitonin receptor agonist program. As the amylin receptor plays an important role in food intake and metabolic control, Viking believes it represents an attractive potential target for therapeutic intervention in obesity.

The company’s ADA presentation highlighted the effects of treatment on body weight, food intake and metabolic profile in both healthy rats and in diet-induced obese mice. The study demonstrated that Viking's dual amylin and calcitonin receptor agonists reduced food intake in lean rats in the period from 0 – 72 hours following a single subcutaneous dosing. At 72 hours following a single dose, Viking's compounds resulted in up to 8% body weight reductions compared to vehicle-treated animals. In a rodent model of diet-induced obesity, treatment with Viking's compounds for 24 days resulted in up to 10% weight loss from baseline.

The company is encouraged by these initial findings and believes that these results, as well as those from other preclinical studies, support the continued development of amylin agonists for obesity. Viking expects to file an IND for this program in 2025.

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Upcoming Investor Events. Viking management will participate in the following upcoming investor events:

BTIG Biotechnology Conference

Virtual

August 5 - 6

Morgan Stanley 22nd Annual Global Healthcare Conference

New York, NY

September 4 - 6

Second Quarter and Six Month 2024 Financial Highlights

Second Quarter ended June 30, 2024 and 2023

Research and development expenses were $23.8 million for the three months ended June 30, 2024, compared to $13.9 million for the same period in 2023. The increase was primarily due to increased expenses related to manufacturing for the company’s drug candidates, clinical studies, pre-clinical studies, salaries and benefits and stock-based compensation.

General and administrative expenses were $10.3 million for the three months ended June 30, 2024, compared to $9.8 million for the same period in 2023. The increase was primarily due to increased expenses related to stock-based compensation and services provided by third-party consultants, partially offset by a decrease in expenses related to legal and patent services.

For the three months ended June 30, 2024, Viking reported a net loss of $22.3 million, or $0.20 per share, compared to a net loss of $19.2 million, or $0.19 per share, in the corresponding period in 2023. The increase in net loss for the three months ended June 30, 2024, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income, compared to the same period in 2023.

Six Months Ended June 30, 2024 and 2023

Research and development expenses for the six months ended June 30, 2024 were $47.9 million compared to $24.9 million for the same period in 2023. The increase was primarily due to increased expenses related to manufacturing for our drug candidates, clinical studies, pre-clinical studies, stock-based compensation, salaries and benefits, services provided by third-party consultants and regulatory services.

General and administrative expenses for the six months ended June 30, 2024 were $20.3 million compared to $19.4 million for the same period in 2023. The increase was primarily due to increased expenses related to stock-based compensation, salaries and benefits and services provided by third-party consultants, partially offset by a decrease in expenses related to legal and patent services.

For the six months ended June 30, 2024, Viking reported a net loss of $49.6 million, or $0.46 per share, compared to a net loss of $38.8 million, or $0.44 per share, in the corresponding period in 2023. The increase in net loss for the six months ended June 30, 2024, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income, compared to the same period in 2023.

Balance Sheet as of June 30, 2024

At June 30, 2024, Viking held cash, cash equivalents and short-term investments of $942 million, compared to $362 million as of December 31, 2023.

Conference Call

Management will host a conference call to discuss Viking’s second quarter 2024 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until July 31, 2024, by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 4777459. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of Viking’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. Viking's clinical programs include VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. Data from a Phase 1 and a Phase 2 trial evaluating VK2735 (dosed subcutaneously) for metabolic disorders demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. Concurrently, the company is evaluating an oral formulation of VK2735 in a Phase 1 trial. Viking is also developing VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders. The compound successfully achieved both the primary and secondary endpoints in a recently completed Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company’s newest program is evaluating a series of internally developed dual amylin and calcitonin receptor agonists (or DACRAs) for the treatment of obesity and other metabolic disorders. In the rare disease space, Viking is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs, anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	23,769	13,917	47,872	24,925
General and administrative	10,285	9,823	20,255	19,352
Total operating expenses	34,054	23,740	68,127	44,277
Loss from operations	(34,054)	(23,740)	(68,127)	(44,277)
Other income (expense):
Amortization of financing costs	(18)	(32)	(46)	(60)
Interest income, net	11,820	4,547	18,565	5,581
Realized gain on investments, net	2	—	2	—
Total other income, net	11,804	4,515	18,521	5,521
Net loss	(22,250)	(19,225)	(49,606)	(38,756)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(699)	(417)	(1,824)	84
Foreign currency translation gain (loss)	26	(5)	(59)	(22)
Comprehensive loss	$(22,923)	$(19,647)	$(51,489)	$(38,694)
Basic and diluted net loss per share	$(0.20)	$(0.19)	$(0.46)	$(0.44)
Weighted-average shares used to compute basic and diluted net loss per share	110,390	99,010	106,924	88,738

Viking Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,915	$55,516
Short-term investments – available-for-sale	898,348	306,563
Prepaid clinical trial and preclinical study costs	3,323	2,624
Prepaid expenses and other current assets	138	2,522
Total current assets	945,724	367,225
Right-of-use assets	977	1,126
Deferred financing costs	105	106
Deposits	33	33
Total assets	$946,839	$368,490
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,090	$7,512
Other accrued liabilities	13,669	11,299
Lease liability, current	334	324
Total current liabilities	25,093	19,135
Lease liability, net of current portion	766	936
Total long-term liabilities	766	936
Total liabilities	25,859	20,071
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at June 30, 2024 and December 31, 2023; no shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2024 and December 31, 2023; 110,796,200 shares issued and outstanding at June 30, 2024 and 100,113,770 shares issued and outstanding at December 31, 2023	1	1
Treasury stock at cost, no shares at June 30, 2024 and 2,193,251 shares at December 31, 2023	—	(6,795)
Additional paid-in capital	1,350,801	733,546
Accumulated deficit	(427,550)	(377,944)
Accumulated other comprehensive loss	(2,272)	(389)
Total stockholders’ equity	920,980	348,419
Total liabilities and stockholders’ equity	$946,839	$368,490

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com